Exhibit 99.1

FOR IMMEDIATE RELEASE

February 1, 2018

ART’S WAY MANUFACTURING ANNOUNCES FISCAL 2017 FINANCIAL RESULTS

Conference Call Scheduled for February 2, 2018

ARMSTRONG, IOWA, February 1, 2018 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for fiscal 2017.

In conjunction with the release, the Company has scheduled a conference call for Friday, February 2, 2018 at 10:00 AM CT. Marc H. McConnell, Chairman of the Board of Directors of Art’s Way Manufacturing, and Carrie Gunnerson, President and Chief Executive Officer will be leading the call to discuss fiscal 2017 financial results.

What: Art’s Way Manufacturing, Inc. Fiscal 2017 Financial Results.

When: Friday, February 2, 2018 10:00 AM CT.

How: Live via phone by dialing (877) 358-7309. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com/

	For the Twelve Months Ended (Continuing Operations, Consolidated)
	November 30, 2017	November 30, 2016
Sales	$20,715,080	$21,557,649
Operating (Loss)	$(1,722,042)	$(431,447)
Net (Loss)	$(1,369,359)	$(426,182)
EPS (Basic)	$(0.33)	$(0.10)
EPS (Diluted)	$(0.33)	$(0.10)

Weighted Average Shares Outstanding:
Basic	4,151,406	4,097,748
Diluted	4,151,406	4,097,748

Sales: Our consolidated net sales for continuing operations totaled $20,715,000 for the 2017 fiscal year, which represents a 3.9% decrease from our consolidated net sales of $21,558,000 for the 2016 fiscal year. The decrease in revenue is due to decreased sales in our Modular Buildings and Agricultural Products segments. We are experiencing decreased demand of nearly all our agricultural products, including modular buildings geared towards agricultural production. Our consolidated gross profit decreased as a percentage of net sales to 19.7% in 2017 from 24.7% in 2016. Measures taken during the year to control our costs did not completely offset the impact of declining revenues as compared to relatively stable fixed costs. We also experienced decreased efficiencies in our production process due to the introduction of several new products. Our consolidated operating expenses increased by 0.9%, from $5,751,000 in 2016 to $5,804,000 in 2017. Because the majority of our corporate general and administrative expenses are borne by our Agricultural Products segment, that segment represented $4,173,000 of our total consolidated operating expenses, while our Modular Buildings segment represented $806,000 and our Tools segment represented $825,000.

Income (Loss) from Continuing Operations: Consolidated net loss for the 2017 fiscal year was $(1,369,000) for continuing operations compared to consolidated net loss of $(426,000) in the 2016 fiscal year for continuing operations, an increase in loss of $943,000. This increased loss is primarily a result of inefficiencies in the production of new products in our Agricultural Products segment, coupled with soft demand that resulted in lower net sales in our Agricultural Products and Modular Buildings segments.

Earnings (Loss) per Share from Continuing Operations: Loss per basic and diluted share from continuing operations for the 2017 fiscal year was ($0.33), compared to loss per share from continuing operations of $(0.10) for the 2016 fiscal year.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports “This past year proved to be very challenging for Art’s Way and the agricultural sector in general with low commodity prices driving weak demand for farm equipment and other related products.  We continued to battle through that circumstance as well as all of the difficulties that come with it and, despite losses, managed to end the year a healthier company than we were a year ago.

During 2017 we maintained focus on building the foundation of what we expect to be a sustainably successful company in the years ahead.  We continued building a culture that emphasizes quality, customer service, and continuous improvement.  We maintained an accelerated pace of product development with the launch of a new commercial forage box, a new skidsteer-mounted bale processor, and a new sugar beet harvester, among others.  We continued building the team and made decisions at every opportunity with an eye toward building the brand and our position in the industries we serve.  Consequently, we added more new dealers than in any year in recent memory while strengthening our relationship with existing dealers.

During the year we also successfully refinanced our debt, reduced borrowings to the lowest level in many years, and reduced inventory by over $1.5 million.  We are pleased to report that since the fiscal year end we have made progress toward further simplifying the business and reducing debt. In December we successfully closed on the sale of our snow blower business in Canada, allowing us to focus resources and funds on other key parts of our business.  Additionally, we are pleased to have recently entered a contract to sell the former Art’s Way Vessels facility in Dubuque, IA, scheduled to close in our second fiscal quarter.

While the new year will still require a lot of work to further reduce debt, sell unneeded assets, reduce inventory, improve operations, and address other legacy challenges, we enter 2018 with confidence that we have put ourselves on firm footing for an improved year. We have a higher backlog for manufactured products than a year ago, new products yet to be introduced, a broader dealer network, and a focus on the customer that we believe will serve us well going forward.  Our company and management team alike have weathered quite a storm, but we feel that we are gaining momentum in a market that is showing modest signs of improvement and are poised to start to feel the impact of the strategic decisions we’ve made to keep building our foundation during the downturn in order to position ourselves for the future.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the development and launch of new products; (iii) future results; (iv) future operational changes; (v) the timing of increased performance; and (vi) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.